SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

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                                    Form 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the

                         Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): October 16, 1998
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                             The Netplex Group, Inc.
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             (Exact name of registrant as specified in its charter)


    New York                     1-11784           11-2824578
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(State or other jurisdiction   (Commission       (IRS Employer
     of incorporation)         File Number)   Identification No.)


            8260 Greensboro Drive, 5th Floor, McLean, Virginia 22101
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                    (Address of principal executive offices)


Registrant's telephone number, including area code: (703) 356-1717


                                       N/A
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         (Former name or former address, if changed since last report.)

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         Item 2.           Acquisition or Disposition of Assets.

                  On October 16, 1998, The Netplex Group, Inc. (the "Company" or "Netplex") completed the purchase of the information technology consulting business of Applied Intelligence Group, Inc. of Oklahoma City ("AIG"). In consideration for the purchase, the Company paid $3,000,000 and issued 643,770 shares of Class B Preferred Stock ("Preferred Stock") (valued at $1,000,000) at closing. The Company used working capital to finance the acquisition. Such working capital was provided by (i) an increase in the Company's line of credit from First Union National Bank from $2.0 million to $6.0 million, which credit line is based on 80% of the Company's eligible accounts receivable and (ii) certain equity instruments as described under Item 5. -- Other Events below. The Class B Preferred Stock is convertible into Common Stock of the Company at any time on a share for share basis. No dividends are payable on the Preferred Stock. The holders of the Preferred Stock have agreed not to sell or otherwise distribute their Preferred Stock on the Common Stock underlying the Preferred Stock for a period of one year. The agreement also provides that AIG will receive additional consideration (the "Earn-out") if AIG meets certain operating targets. Such Earn-out would consist of (i) $1.5 million of cash if AIG achieves certain net profit targets over the next six quarters and (ii) 643,700 shares of Preferred Stock if AIG achieves certain net profit targets over the next 9 quarters. The acquisition was accounted for using the purchase method of accounting.

                  In connection with the acquisition, the Company will enter into employment agreements with certain employees of AIG.


         Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

                  In August 1998 the Company raised $592,000 of financing in a Private Placement raised primarily from accredited investors and employees of the Company. The Company issued shares of non-registered Common Stock to purchasers who have agreed not to sell or otherwise distribute their shares for a period of one year. These restricted shares carry registration rights and were offered at $1.325 per share. The funds will be used to finance operations and additional acquisitions.

                  In September 1998 Netplex completed a $1.7 million Private Placement consisting of (i) prepaid Common Stock purchase warrants entitling the holder to acquire such number of shares of the Company's Common Stock as is equal to $1,000 divided by an adjustable exercise price (initially $1.3936) and
(ii) incentive warrants to acquire approximately 142,000 shares of Common Stock at an exercise price of $1.3936 per share. The Prepaid Warrant will be exercisable at a price equal to 125% of the initial exercise

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
price for the first year from issuance and thereafter will decline in accordance with the terms of the Prepaid Warrant. The Prepaid Warrant can be redeemed by the Company at the exercise price plus 35% per annum or the benefit of the bargain, which ever is higher. The Prepaid Warrants are held by Goldman Sachs Performance Partners, L.P. and Goldman Sachs Performance Partners (Offshore), L.P. The Zanett Corporation acted as placement agent and received placement fees and a non-accountable expense allowance equal to 12.53% of the proceeds of the offering.

                  In September 30, 1998, Netplex also issued Waterside Corporation, a Virginia based SBIC ("Waterside") $1.5 million of Class C Convertible Preferred Stock ("Class C Preferred Stock") which is convertible commencing five years from the date of issuance. The Class C Convertible Preferred Stock is redeemable at any time at a per share redemption price equal to $1.00 plus accrued and unpaid dividends. In connection with the transaction, Waterside received warrants to purchase 150,000 shares of Common Stock at an exercise price of $1.375 per share. Waterside will receive an additional 100,000 Warrants for each 18 month period the Class C Preferred Stock is outstanding, up to a total of 400,000 additional warrants.

         Exhibit No.                      Description

         99.1 Audited Financial Statements for Applied Intelligence Group, Inc. for the year ended December 31, 1997.

         99.2 Pro forma financial information (to be filed within 60 days of the filing of this Report on Form 8-K).


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                                    SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            THE NETPLEX GROUP, INC.



Dated: October 30, 1998                     By: /s/ Gene Zaino
                                                --------------------------------
                                                Name:  Gene Zaino
                                                Title: Chairman of the Board
                                                       and President


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